Exhibit 10.2

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (as it may be amended, restated or modified from time to time, this “Security Agreement”) is entered into as of May 20, 2022 by and among FIRST NORTHWEST BANCORP (“Grantor”), and NEXBANK, a Texas state bank (“Lender”) on behalf of itself and its Affiliates (“Secured Party”).

RECITALS

WHEREAS, Grantor and Lender are entering into a Loan Agreement dated as of May 20, 2022 (as it may be amended, restated or modified from time to time, the “Credit Agreement”).

WHEREAS, Grantor is entering into this Security Agreement in order to, among other things, induce Lender to enter into and extend credit to Grantor under the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS.

1.1    Reference to Security Agreement. Unless otherwise specified, all references herein to Articles, Sections, Recitals, and Schedules refer to Articles and Sections of, and Recitals and Schedules to, this Security Agreement. All Schedules include amendments and supplements thereto from time to time.

1.2    Principles of Construction. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neutral, as the context indicates is appropriate. Whenever the words “include,” “includes” or “including” are used in this Security Agreement, they shall be deemed to be followed by the words “without limitation”. All references to agreements and other contractual Instruments shall be deemed to include subsequent amendments, permitted assignments and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of any Loan Document. Furthermore, any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, or supplemented from time to time.

1.3    Definitions. Unless otherwise defined herein, or the context hereof otherwise requires, each term defined in either the Credit Agreement or the UCC is used in this Security Agreement with the same meaning; provided that, if the definition given to such term in the Credit Agreement conflicts with the definition given to such term in the UCC, the Credit Agreement definition shall control to the extent legally allowable; and if any definition given to such term in Article 9 of the UCC conflicts with the definition given to such term in any other chapter of the UCC, the Article 9 definition shall prevail. As used herein, the following terms have the meanings indicated:

“Account” means any “account,” as such term is defined in Section 9.102(a)(2) of the UCC.

“Account Debtor” means any person who is obligated on a Receivable.

“Cash Collateral Account” has the meaning set forth in Section 5.5.

“Change of Control Laws” shall mean all U.S. federal and state laws and regulations that govern or impose conditions, requirements or restrictions on changes in the ownership of FDIC insured banks, including the Change in Bank Control Act of 1978, as amended, the BHCA and Regulation Y under the Federal Reserve Act.

“Chattel Paper” means any “chattel paper”, as such term is defined in Section 9.102(a)(11) of the UCC, including all Electronic Chattel Paper and Tangible Chattel Paper.

“Collateral” has the meaning set forth in Section 2.1.

“Collateral Note Security” means all rights, titles, interests, and Liens that Grantor may have, be, or become entitled to under all present and future loan agreements, security agreements, pledge agreements, deeds of trust, mortgages, guarantees, or other Documents assuring or securing payment of or otherwise evidencing the Collateral Notes, including those set forth on Schedule 3.10.

“Collateral Notes” means all rights, titles, and interests of Grantor in and to all promissory notes and other Instruments payable to Grantor, including all inter‑company notes from the subsidiaries of Grantor and those set forth on Schedule 3.10.

“Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a Lien or security interest in such real or personal property.

“Commercial Tort Claims” means any “commercial tort claim”, as such term is defined in Section 9.102(a)(13) of the UCC, including all commercial tort claims listed on Schedule 3.10.

“Commodity Account” means any “commodity account”, as such term is defined in Section 9.102(a)(14) of the UCC, and all sub‑accounts thereof.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control” has the meaning set forth in Sections 7.106, 8.106, 9.104, 9.105, 9.106, or 9.107 of the UCC, as applicable.

“Controlled Foreign Corporation” means “controlled foreign corporation” as defined in the Internal Revenue Code of 1986.

“Copyright Licenses” means any and all agreements providing for the granting of any right in or to Copyrights (whether Grantor is licensee or licensor thereunder).

“Copyrights” means all United States and foreign copyrights (including Community designs), including copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. § 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing:  (a) all registrations and applications therefor; (b) all extensions and renewals thereof; (c) all rights corresponding thereto throughout the world; (d) all rights to sue for past, present and future infringements thereof; and (e) all products and Proceeds of the foregoing, including any income, royalties, and awards and any claim by Grantor against third parties for past, present, or future infringement of any Copyright or any Copyright licensed under any Copyright License.

“Deposit Accounts” means any “deposit account”, as such term is defined in Section 9.102(a)(29) of the UCC, including those deposit accounts identified on Schedule 3.10, and any account which is a replacement or substitute for any of such accounts, together with all monies, Instruments, certificates, checks, drafts, wire transfer receipts, and other property deposited therein and all balances therein.

“Documents” means any “document”, as such term is defined in Section 9.102(a)(30) of the UCC.

“Electronic Chattel Paper” means any “electronic chattel paper”, as such term is defined in Section 9.102(a)(31) of the UCC.

“Equipment” means: (a) any “equipment”, as such term is defined in Section 9.102(a)(33) of the UCC; (b) all machinery, equipment, furnishings and Fixtures; and (c) any and all additions, substitutions, and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment, and accessories installed thereon or affixed thereto (in each case, regardless of whether characterized as equipment under the UCC).

“Excluded Account” means (a) deposit accounts which are payroll accounts, payroll tax accounts, or employee wage and benefit accounts, provided that the funds on deposit in such accounts shall at no time exceed the actual payroll, payroll taxes and other employee wage and benefit payments then owing by Grantor for the immediately succeeding payroll period, (b) fiduciary, custodial, trust or escrow deposit accounts held for the benefit of third parties, and (c) “zero balance” accounts.

“Excluded Equity” means, any voting stock of any direct Subsidiary of Grantor that is a Controlled Foreign Corporation, except to the extent that a pledge hereunder of such excess voting stock could not reasonably be expected to result in an adverse tax consequence to Grantor.

“Excluded Property” means, collectively, (a) Excluded Accounts, (b) Excluded Equity, (c) any permit or license or any Contractual Obligation of Grantor (i) that prohibits or requires the consent of any Person other than Borrower and its Affiliates which has not been obtained as a condition to the creation by Grantor of a Lien on any right, title or interest in such permit, license or Contractual Obligation related thereto or (ii) to the extent that any Requirement of Law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in clauses (i) and (ii) of this definition, to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other Requirement of Law, (d) any Property owned by Grantor that is subject to a purchase money Lien or a capital lease permitted under the Credit Agreement if the Contractual Obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than Borrower and its Affiliates which has not been obtained as a condition to the creation of any other Lien on such equipment, (e) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed), (f) any equity interests Grantor owns in any registered investment advisor or broker-dealer (or any entity that is required to be registered as an investment advisor or broker-dealer pursuant to any Requirement of Law) and (g) any Investments (as defined in the Credit Agreement) subject to restriction as disclosed in Schedule 11.8 to the Credit Agreement; provided, however, “Excluded Property” shall not include any proceeds, products, substitutions, or replacements of Excluded Property (unless such proceeds, products, substitutions, or replacements would otherwise constitute Excluded Property).

“Fixtures” means any “fixtures”, as such term is defined in Section 9.102(a)(41) of the UCC.

“General Intangibles” means: (a) any “general intangibles”, as such term is defined in Section 9.102(a)(42) of the UCC; and (b) all interest rate or currency protection or hedging arrangements, computer software, computer programs, all tax refunds and tax refund claims, all licenses, permits, concessions and authorizations, all contract rights, all joint venture interests, partnership interests, or membership interests that do not constitute a Security, all Material Agreements, and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC).

“Goods” means: (a) “goods”, as that term is defined in Section 9.102(a)(44) of the UCC; (b) all Inventory; and (c) all Equipment (in each case, regardless of whether characterized as goods under the UCC).

“Grantor” has the meaning set forth in the introductory paragraph.

“Instrument” means any “instrument”, as such term is defined in Section 9.102(a)(47) of the UCC, including the Collateral Notes.

“Intellectual Property” means, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

“Inventory” means: (a) any “inventory”, as such term is defined in Section 9.102(a)(48) of the UCC; (b) all wrapping, packaging, advertising, and shipping materials; (c) all goods that have been returned, repossessed, or stopped in transit; (d) all Documents evidencing any of the foregoing; and (e) all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

“Investment Related Property” means: any “investment property”, as such term is defined in Section 9.102(a)(49) of the UCC;.

“Letter‑of‑Credit Right” means any “letter‑of‑credit right”, as such term is defined in Section 9.102(a)(51) of the UCC.

“Material Agreements” means: (a) all of Grantor’s rights, titles, and interests in, to, and under any contract or other arrangement to which Grantor is a party (other than the Loan Documents) for which (i) the aggregate annual payments reasonably expected to made in respect of such contract equal or exceed $3,000,000 or (ii) if breached, cancelled or non-renewed could reasonably be expected to have a Material Adverse Effect, including, but not limited to, those contracts and arrangements listed on Schedule 3.10, including all rights of Grantor to receive moneys due and to become due under or pursuant to the Material Agreements; (b) all rights of Grantor to receive Proceeds of any insurance relating to the Collateral, indemnity, warranty, or guaranty with respect to the Material Agreements; (c) all claims of Grantor for damages arising out of or for breach of or default under the Material Agreements; and (d) all rights of Grantor to compel performance and otherwise exercise all rights and remedies under the Material Agreements.

“Maximum Liability” has the meaning set forth in Section 6.2(a).

“Money” means “money” as defined in Section 1.201(b)(24) of the UCC.

“Patent Licenses” means all agreements providing for the granting of any right in or to Patents (whether Grantor is licensee or licensor thereunder).

“Patents” means all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including: (a) all reissues, divisions, continuations, continuations‑in‑part, extensions, renewals, and reexaminations thereof; (b) all rights corresponding thereto throughout the world; (c) all inventions and improvements described therein; (d) all rights to sue for past, present and future infringements thereof; (f) all licenses, claims, damages, and Proceeds of suit arising therefrom; and (f) all products and Proceeds of the foregoing, including any income, royalties, and awards and any claim by Grantor against third parties for past, present, or future infringement of any Patent or any Patent licensed under any Patent License.

“Pledged Shares” means any and all shares of capital stock owned by Grantor (other than any shares of capital stock constituting Excluded Property) from time to time, including, but not limited to, the shares of capital stock described on Schedule 3.10 under the heading “Pledged Shares” (as such schedule may be amended or supplemented), and the certificates, if any, representing such shares and any interest of Grantor in respect of such shares in the entries on the books of the issuer of such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares.

“Proceeds” means any “proceeds,” as such term is defined in Section 9.102(a)(65) of the UCC and, in any event, shall include, but not be limited to, (a) any and all proceeds of any insurance insuring the Collateral, indemnity, warranty, or guaranty payable to Grantor from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure, or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority), and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Related Property, Instruments, or Commercial Tort Claims, and any other rights or claims to receive Money which are General Intangibles or which are otherwise included as Collateral, together with all of the applicable Grantor’s rights, if any, in all Collateral Support and Supporting Obligations related thereto.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Secured Obligations” means:

(a)    all Obligations;

(b)    all costs and expenses, including all attorneys’ fees and legal expenses, incurred by Lender or its Affiliates to preserve and maintain the Collateral, collect the obligations herein described, and enforce this Security Agreement or any rights under the other Loan Documents;

(c)    the obligation to reimburse any amount that Secured Party (in its sole and absolute discretion) elects to pay or advance on behalf of Grantor following the occurrence of any Event of Default;

(d)    all amounts owed under any extension, renewal, or modification of any of the foregoing; and

(e)    any of the foregoing that arises after the filing of a petition by or against Grantor under the Bankruptcy Code, even if the obligations due do not accrue because of the automatic stay under Bankruptcy Code § 362 or otherwise;

in each case with respect to clauses (a) through (e) above, whether or not (i) such Secured Obligations arise or accrue before or after the filing by or against Grantor of a petition under the Bankruptcy Code, or any similar filing by or against Grantor under the laws of any jurisdiction, or any bankruptcy, insolvency, receivership or other similar proceeding, (ii) such Secured Obligations are allowable under Section 502(b)(2) of the Bankruptcy Code or under any other insolvency proceedings, (iii) the right of payment in respect of such Secured Obligations is reduced to judgment, or (iv) such Secured Obligations are liquidated, unliquidated, similar, dissimilar, related, unrelated, direct, indirect, fixed, contingent, primary, secondary, joint, several, or joint and several, matured, disputed, undisputed, legal, equitable, secured, or unsecured.

“Securities Account” means any “securities account”, as such term is defined in Section 8.501(a) of the UCC, and all sub‑accounts thereof.

“Security” has the meaning set forth in Section 8.102(a)(15) of the UCC.

“Specified Pledged Shares” means all Pledged Shares issued by the Bank.

“Supporting Obligation” means all “supporting obligations” as defined in Section 9.102(a)(78) of the UCC.

“Tangible Chattel Paper” means any “tangible chattel paper”, as such term is defined in Section 9.102(a)(79) of the UCC.

“Trademark Licenses” means any and all agreements providing for the granting of any right in or to Trademarks (whether Grantor is licensee or licensor thereunder).

“Trademarks” means all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing, including:  (a) all extensions or renewals of any of the foregoing; (b) all of the goodwill of the business connected with the use of and symbolized by the foregoing; (c) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill; and (d) all products and Proceeds of the foregoing, including any income, royalties, and awards and any claim by Grantor against third parties for past, present, or future infringement of any Trademark or any Trademark licensed under any Trademark License.

“Trade Secret Licenses” means any and all agreements providing for the granting of any right in or to Trade Secrets (whether Grantor is licensee or licensor thereunder).

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know‑how, whether or not such Trade Secret has been reduced to a writing or other tangible form, including all Documents and things embodying, incorporating, or referring in any way to such Trade Secret, including: (a) the right to sue for past, present and future misappropriation or other violation of any Trade Secret; and (b) all products and Proceeds of the foregoing, including any income, royalties, and awards and any claim by Grantor against third parties for past, present, or future infringement of any Trade Secrets or any Trade Secrets licensed under any Trade Secret License.

“Transfer” shall mean, when used as a noun, a transfer, sale, assignment, lease, license or other disposition of the Collateral, or any interest therein, whether in whole or in part.

2.	GRANT OF SECURITY INTEREST.

2.1    Security Interest. To secure the prompt and complete payment and performance of the Secured Obligations when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or any similar provisions of other applicable laws), Grantor hereby grants to Secured Party a continuing security interest in, a Lien upon, and a right of set off against, and hereby assigns to Secured Party as security, all personal property of Grantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Secured Obligations at any time granted to or held or acquired by Secured Party, collectively, the “Collateral”), including:

(a)    Accounts;

(b)    Chattel Paper;

(c)    Commercial Tort Claims;

(d)    Deposit Accounts, Securities Accounts, and Commodity Accounts;

(e)    Documents;

(f)    General Intangibles;

(g)    Goods;

(h)    Instruments;

(i)    Investment Related Property;

(j)    Pledged Shares;

(k)    Letter of Credit Rights;

(l)    Money;

(m)    Fixtures;

(n)    Intellectual Property;

(o)    Material Agreements;

(p)    to the extent not otherwise included above, all Collateral Records, Collateral Support, and Supporting Obligations relating to any of the foregoing; and

(q)    to the extent not otherwise included above, all accessions to, substitutions for, and all replacements, products, Proceeds of the foregoing, including Proceeds of and unearned premiums with respect to insurance policies insuring the Collateral, and claims against any Person for loss, damage, or destruction of any Collateral.

If the security interest granted hereby in any rights of Grantor under any contract included in the Collateral is expressly prohibited by such contract, then the security interest hereby granted therein nonetheless remains effective to the extent allowed by Article 9 of the UCC or other applicable law but is otherwise limited by that prohibition. Notwithstanding the foregoing, no Lien or security interest is hereby granted on any Excluded Property; provided that (i) if and when any Property shall cease to be Excluded Property, a Lien on and security in such Property shall be deemed granted therein and (ii) immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of capital stock in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by Grantor shall attach to, such greater percentage of capital stock of each Controlled Foreign Corporation. Furthermore, notwithstanding any contrary provision, Grantor agrees that, if, but for the application of this paragraph, granting a security interest in the Collateral would constitute a fraudulent conveyance under 11 U.S.C. § 548 or a fraudulent conveyance or transfer under any state fraudulent conveyance, fraudulent transfer, or similar law in effect from time to time (each a “fraudulent conveyance”), then the security interest remains enforceable to the maximum extent possible without causing such security interest to be a fraudulent conveyance, and this Security Agreement is automatically amended to carry out the intent of this sentence.

2.2    Grantor Remains Liable. Notwithstanding anything to the contrary contained herein, (a) Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its respective duties and Secured Obligations thereunder to the same extent as if this Security Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release Grantor from any of its duties or Secured Obligations under the contracts and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any of the contracts and agreements included in the Collateral by reason of this Security Agreement, nor shall Secured Party be obligated to perform any of the Secured Obligations or duties of Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

2.3    Authorization to File Financing Statements. Grantor hereby irrevocably authorizes Secured Party at any time and from time to time to file in any UCC jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by Subchapter E of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether Grantor is an organization, the type of organization and any organization identification number issued to Grantor and (B) in the case of a financing statement filed as a fixture filing or indicating Collateral as as‑extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Grantor agrees to furnish any such information to Secured Party promptly upon request.

3.          REPRESENTATIONS AND WARRANTIES. Grantor represents and warrants to Secured Party that:

3.1    Title; Authorization; Enforceability; Perfection. (a) Grantor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Permitted Liens, and has full power and authority to grant to Secured Party the security interest in such Collateral; (b) the execution and delivery by Grantor of this Security Agreement has been duly authorized, and this Security Agreement constitutes a legal, valid and binding obligation of Grantor and creates a security interest enforceable against Grantor in all now owned and hereafter acquired Collateral; (c)(i) upon the filing of all UCC financing statements naming Grantor as “debtor” and Secured Party as “secured party” and describing the Collateral in the filing offices set forth opposite Grantor’s name on Schedule 3.5 hereof, (ii) upon delivery of all Instruments, Chattel Paper, and Collateral Notes, (iii) upon sufficient identification of Commercial Tort Claims, (iv) upon execution of a control agreement establishing Secured Party’s Control with respect to any Deposit Account, Securities Account, or Commodity Account, (v) upon consent of the issuer or any nominated person with respect to Letter of Credit Rights, and (vi) to the extent not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in Intellectual Property in the applicable intellectual property registries, including the United States Patent and Trademark Office and the United States Copyright Office, the security interests granted to Secured Party hereunder constitute valid and perfected first priority Liens (subject in the case of priority only to (1) Permitted Liens, and (2) the rights of the United States government (including any agency or department thereof) with respect to United States government Receivables on all of the Collateral).

3.2    Conflicting Legal Requirements and Contracts. Neither the execution and delivery by Grantor of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will (a) violate (i) any Requirement of Law binding on Grantor, (ii) Grantor’s organizational documents, or (iii) the provisions of any indenture, Instrument or agreement to which Grantor is a party or is subject, or by which it, or its property, is bound; or (b) conflict with or constitute a default under, or result in the creation or imposition of any Lien pursuant to, the terms of any such indenture, Instrument or agreement (other than any Lien of Secured Party).

3.3    Governmental Authority. No authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority is required either (a) for the pledge by Grantor of the Collateral pursuant to this Security Agreement or for the execution, delivery, or performance of this Security Agreement by Grantor, or (b) for the exercise by Secured Party of the voting or other rights provided for in this Security Agreement or the remedies in respect of the Collateral pursuant to this Security Agreement, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non‑governmental person or entity required in connection with an exercise of remedies by the Lender with respect to the Collateral.

3.4    Grantor Information. Grantor’s exact legal name, jurisdiction of organization, type of entity, state issued organizational identification number and the location of its principal place of business, or chief executive office (or the principal residence if Grantor is a natural person) and of the books and records relating to the Receivables, are disclosed on Schedule 3.5. Except as noted on Schedule 3.5 hereto, all such books, records, and Collateral are in Grantor’s possession. Grantor has not done in the last five (5) years, and does no, business under any other name (including any trade‑name or fictitious business name) except for those names set forth on Schedule 3.5. Except as provided on Schedule 3.5, Grantor has not changed its name, jurisdiction of organization, principal place of business, or chief executive office (or principal residence if Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years.

3.5    No Financing Statements or Control Agreements. Other than the financing statements filed in connection with this Security Agreement or with respect to Permitted Liens, there are no other financing statements or control agreements covering any Collateral, other than those evidencing Permitted Liens.

3.6    Collateral. Schedule 3.10 accurately lists all Securities Accounts, Commodity Accounts, Deposit Accounts, Collateral Notes, Collateral Note Security, Commercial Tort Claims, Pledged Shares, Material Agreements, and all letters of credit, in which Grantor has any right, title, or interest. All information supplied by Grantor to Secured Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is true, correct, and complete in all material respects.

3.7    Deposit, Commodity, and Securities Accounts. Schedule 3.10 correctly identifies all Deposit Accounts, Commodity Accounts, and Securities Accounts in which Grantor has an interest and the institutions holding such accounts. Grantor is the sole account holder of each such account, and Grantor has not consented to, and is not otherwise aware of, any person (other than Secured Party) having Control over, or any other interest in, any such account or the property credited thereto.

3.8    Receivables.

(a)    Each Receivable is and will be in compliance with all applicable laws, whether federal, state, local or foreign, except to the extent non-compliance would result in a Material Adverse Change.

(b)    No Receivable requires the consent of the Account Debtor in respect thereof in connection with the pledge hereunder after giving effect to the applicable anti-assignment provisions of the UCC and other applicable law, except any consent that has been obtained.

3.9    Letter of Credit Rights. All letters of credit to which Grantor has rights is listed on Schedule 3.10, and Grantor has obtained the consent of each issuer or the nominated person of any letter of credit to the assignment of the Proceeds of the letter of credit to Secured Party.

3.10    Instruments; Chattel Paper; Collateral Notes; and Collateral Note Security. All Instruments and Chattel Paper, including the Collateral Notes, in each case with a value of more than $3,000,000 individually have been delivered to Secured Party, together with corresponding endorsements duly executed by the applicable Grantor in favor of Secured Party, and such endorsements have been duly and validly executed. As of the date hereof, (i) each Collateral Note and the Documents evidencing the Collateral Note Security are in full force and effect, (ii) there have been no amendments, modifications, or supplements to such Collateral Note or Documents evidencing the Collateral Note Security about which Secured Party has not been advised in writing, and (iii) and no default has occurred and is continuing under any such Collateral Note or Documents evidencing the Collateral Note Security, except as disclosed on Schedule 3.10.

3.11    Material Agreements. All Material Agreements to which Grantor is a party are set forth on Schedule 3.10. True and correct copies of all such Material Agreements have been furnished to Secured Party. Each Material Agreement is in full force and effect; there have been no amendments, modifications, or supplements to any Material Agreement of which Secured Party has not been advised in writing; and no default has occurred and is continuing under any Material Agreement, except as disclosed on Schedule 3.10. Except as disclosed on Schedule 11.8 to the Loan Agreement, no Material Agreement prohibits assignment or requires consent of or notice to any person in connection with the assignment to Secured Party hereunder, except such as has been given or made.

3.12    Pledged Shares

(a)    Grantor is the record and beneficial owner of the Pledged Shares free of all Liens and, with respect to the Specified Pledged Shares, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Specified Pledged Shares.

(b)    No consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Lender in any Pledged Shares.

The foregoing representations and warranties will be true and correct in all respects with respect to any additional Collateral or additional specific descriptions of certain Collateral delivered to Secured Party in the future by Grantor. The failure of any of these representations or warranties or any description of Collateral therein to be accurate or complete shall not impair the security interest in any such Collateral.

4.         COVENANTS. From the date of this Security Agreement, and thereafter until this Security Agreement is terminated:

4.1    Loan Documents. Grantor shall (a) comply with, perform, and be bound by all covenants and agreements in the Loan Documents that are applicable to it, its assets, or its operations, each of which is hereby ratified and confirmed (INCLUDING THE INDEMNIFICATION AND RELATED PROVISIONS IN SECTION 10.7 OF THE CREDIT AGREEMENT); AND (b) CONSENT TO AND APPROVE THE VENUE AND SERVICE OF PROCESS IN SECTION 17.12 OF THE CREDIT AGREEMENT.

4.2    General.

(a)    Inspection. Grantor will permit Secured Party, by its representatives and agents during regular business hours after reasonable advance notice (a) to inspect the Collateral, (b) to examine and make copies of the records of Grantor relating to the Collateral, and (c) to discuss the Collateral and the related records of Grantor with, and to be advised as to the same by, Grantor’s officers, employees all at such reasonable times and intervals as Secured Party may determine, and, if an Event of Default has occurred and is continuing, at Grantor’s expense.

(b)    Records and Reports; Notification of Default or Event of Default. Grantor will maintain true, complete, and accurate books and records in all material respects with respect to the Collateral, and furnish to Secured Party such reports relating to the Collateral at such intervals as Secured Party shall from time to time reasonably request. Grantor will give prompt notice in writing to Secured Party of the occurrence of any Default or Event of Default and of any other development, financial or otherwise, that is likely to materially and adversely affect the Collateral.

(c)    Schedules. Grantor shall promptly update any Schedules that were attached to the Loan Documents upon execution if any information therein shall become inaccurate or incomplete, and Grantor shall from time to time update the Schedules to the extent there is any material change in the Collateral that is to be described on any Schedule or to the extent necessary to preserve Secured Parties’ rights under the UCC. The failure of property descriptions to be accurate or complete on any Schedule shall not impair Secured Party’s security interest in such property.

(d)    Liens. Grantor will not create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Security Agreement, and (ii) Permitted Liens.

(e)    Change in Location, Jurisdiction of Organization or Name. Grantor will not (i) change its name, or (i) change its jurisdiction of organization, unless Grantor shall have given Secured Party not less than thirty (30) days’ prior written notice thereof. Prior to making any of the foregoing changes, Grantor shall execute and deliver all such additional Documents and perform all additional acts as Secured Party may reasonably request in order to continue or maintain the existence and priority of its security interest in all of the Collateral.

(f)    Compliance with Agreements. Grantor shall comply in all material respects with all mortgages, deeds of trust, Instruments, and other agreements binding on it or affecting its properties or business.

(g)    Compliance with Legal Requirements. Grantor shall comply with all applicable laws, rules, regulations, and orders of any court or Governmental Authority, except where failure to comply could not reasonably be expected to result in a Material Adverse Change.

(h)    Other Financing Statements. Grantor will not authorize any other financing statement naming it as debtor covering all or any portion of the Collateral, except as in connection with Permitted Liens.

4.3    Receivables.

(a)    Certain Agreements on Receivables. Following notice from Secured Party after an Event of Default has occurred and is continuing, Grantor will not make or agree to make any material discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except in accordance with its present policies and in the ordinary course of business.

(b)    Delivery of Invoices. Grantor will deliver to Secured Party immediately upon its request after an Event of Default has occurred and is continuing, duplicate invoices with respect to each Account bearing such language of assignment as Secured Party shall specify.

4.4    Accounts.

(a)    Verification of Accounts. Secured Party shall have the right, after an Event of Default has occurred and is continuing, in its name or in the name of a nominee of Secured Party, to verify the validity, amount or any other matter relating to any Accounts, by mail, telephone, or otherwise.

(b)    Notice to Account Debtor. Secured Party may, in its sole discretion, at any time or times after an Event of Default has occurred and is continuing, and without prior notice to Grantor, (i) notify any or all Account Debtors that the Accounts have been assigned to Secured Party and that Secured Party has a security interest therein, and (ii) direct any or all Account Debtors to make all payments upon the Accounts directly to Secured Party. Secured Party shall furnish Grantor with a copy of such notice.

4.5    Pledged Shares.

(a)    If an Event of Default has occurred and is continuing, in the event Grantor receives any dividends, interest or distributions on any Pledged Shares, then (i) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (ii) upon receipt of written notice from Secured Party to Grantor, Grantor shall promptly take all steps, if any, necessary to ensure the validity, perfection, priority and, if applicable, control of the Secured Party over such Pledged Shares and pending any such action Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Lender and shall segregate such dividends, distributions, Securities or other property from all other property of Grantor.

(b)    Voting.

(i)    So long as no Event of Default shall have occurred and be continuing, Grantor shall be entitled, in its sole and absolute discretion, to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Shares or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; and

(ii)    If an Event of Default shall have occurred and be continuing, Grantor shall follow all instructions provided to it by Secured Party with respect to voting and other consensual rights which Grantor may be entitled to exercise unless such instructions would (A) violate any Requirement of Law, (B) require a Governmental Approval. Upon notice to Grantor, Secured Party shall receive all dividends and other distributions which it may be entitled to receive hereunder.

(c)    Without the prior written consent of Secured Party, Grantor shall not vote to enable or take any other action to: (i) amend or terminate any certificate of incorporation, by-laws or other organizational documents in any way that materially and adversely changes the rights of Grantor with respect to any Pledged Shares or adversely affects the validity, perfection or priority of Secured Party’s security interest therein; (ii) permit any issuer of any Specified Pledged Shares to issue any additional stock or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer except to Grantor; or (iii) if Security Party is exercising remedies with respect to any Pledged Shares, waive any default under or breach of any terms of organizational document relating to the issuer of any Pledged Shares.

4.6    Collateral Notes and Collateral Note Security. Upon noticed from Secured Party after an Event of Default has occurred and is continuing, Grantor may not (a) modify or substitute, or permit the modification, or substitution of, any Collateral Note or any Document evidencing the Collateral Note Security or (b) release any Collateral Note Security unless specifically required by the terms thereof.

4.7    Instruments; Chattel Paper; and Documents. Grantor will (a) deliver to Secured Party immediately upon written request from Secured Party the originals of all Chattel Paper and Instruments (if any then exists) with an individual value of $3,000,000 or more, and (b) mark conspicuously all Chattel Paper (other than any delivered to Secured Party) with an appropriate reference to the security interest of Secured Party. Secured Party shall immediately deliver to Grantor and Collateral held by Secured Party (a) if no Event of Default has occurred and is continuing, in connection with an exercise of Grantor’s rights with respect to such Collateral, and (b) if required pursuant to the terms of the agreements governing such Collateral, subject in each case to Grantor’s obligations (if any) to deliver any Collateral received in exchange therefor.

4.8    Commercial Tort Claims. If Grantor at any time holds or acquires a Commercial Tort Claim in an aggregate amount in excess of $250,000, Grantor shall (a) promptly forward to Secured Party written notification of any and all Commercial Tort Claims, including any and all actions, suits and proceedings before any court or Governmental Authority by or affecting Grantor; and (b) execute and deliver such statements, Documents and notices and do and cause to be done all such things as may be required by Secured Party, or required by law, including all things which may from time to time be necessary under the UCC to fully create, preserve, perfect and protect the priority of Secured Party’s security interest in any Commercial Tort Claims.

4.9    Letters‑of‑Credit Rights. If Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of Grantor in an aggregate amount in excess of $250,000, Grantor shall promptly notify Secured Party thereof in writing and, at Secured Party’s request, Grantor shall, pursuant to an agreement in form and substance satisfactory to Secured Party, either (a) arrange for the issuer or any confirmer of such letter of credit to consent to an assignment to Secured Party of the Proceeds of any drawing under the letter of credit or (b) arrange for Secured Party to become the transferee beneficiary of the letter of credit, with Secured Party agreeing, in each case, that the Proceeds of any drawing under the letter of credit are to be applied to the Secured Obligations as provided in the Credit Agreement.

4.10    Use and Operation of Collateral. Should any Collateral come into the possession of Secured Party, Secured Party may use or operate such Collateral for the purpose of preserving it or its value, pursuant to the order of a court of appropriate jurisdiction or in accordance with any other rights held by Secured Party in respect of such Collateral. Grantor covenants to promptly reimburse and pay to Secured Party, at Secured Party’s request, the amount of all expenses (including the cost of any insurance and payment of taxes or other charges) incurred by Secured Party in connection with its custody and preservation of the Collateral, and all such expenses, costs, taxes, and other charges shall bear interest at the Default Rate until repaid and, together with such interest, shall be payable by Grantor to Secured Party upon demand and shall become part of the Secured Obligations. However, the risk of accidental loss or damage to, or diminution in value of, the Collateral is on Grantor, and Secured Party shall have no liability whatever for failure to obtain or maintain insurance, nor to determine whether any insurance ever in force is adequate as to amount or as to the risks insured. With respect to the Collateral that is in the possession of Secured Party, Secured Party shall have no duty to fix or preserve rights against prior parties to such Collateral and shall never be liable for any failure to use diligence to collect any amount payable in respect of such Collateral, but shall be liable only to account to Grantor for what it may actually collect or receive thereon. The provisions of this subparagraph are applicable whether or not an Event of Default has occurred.

4.11    Certain Proceeds. Notwithstanding any contrary provision herein, any and all Proceeds of any Collateral consisting of cash, checks and other non‑cash items shall be part of the Collateral hereunder, and shall, if received by Grantor, and if an Event of Default has occurred and is continuing, upon notice by Secured Party, be held in trust for the benefit of Secured Party, and shall forthwith be delivered to Secured Party (accompanied by proper instruments of assignment and/or stock and/or bond powers executed by Grantor in accordance with Secured Party’s instructions) to be held subject to the terms of this Security Agreement. Any cash Proceeds of the Collateral which come into the possession of Secured Party after an Event of Default has occurred and is continuing (including insurance Proceeds) shall be applied to the Secured Obligations (to the extent then due).

4.12    Further Assurances. At any time and from time to time, upon the request of Secured Party, and at the sole expense of Grantor, Grantor shall promptly execute and deliver all such further Instruments and Documents and take such further actions as Secured Party may deem necessary or desirable (a) to assure Secured Party that its security interests hereunder are perfected with a first priority Lien, (b) to carry out the provisions and purposes of this Security Agreement, including (i) the filing of such financing statements as Secured Party may require, (ii) if an Event of Default has occurred and is continuing, executing control agreements with respect to the Collateral, in each case naming Secured Party, as secured party, in form and substance reasonably satisfactory to Secured Party, (iii) furnishing to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail, (iv) the deposit of all certificates of title issuable with respect to any of the Collateral and noting thereon the security interest hereunder, and (v) taking all actions required by law in any relevant UCC, or by other law as applicable in any foreign jurisdiction. A carbon, photographic, or other reproduction of this Security Agreement or of any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement and may be filed as a financing statement.

5.	REMEDIES UPON EVENT OF DEFAULT

5.1    Remedies. On and after the occurrence of an Event of Default under the Credit Agreement or any other Loan Document that is not cured within the applicable cure period, if any, Secured Party may exercise any or all of the following rights and remedies:

(a)    Contractual Remedies. Those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document, provided that this Section 5.1(a) shall not limit any rights or remedies available to Secured Party prior to the occurrence of an Event of Default.

(b)    Legal Remedies. Those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

(c)    Disposition of Collateral. Sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as are commercially reasonable. Neither Secured Party’s compliance with any applicable state or federal law in the conduct of such sale, nor its disclaimer of any warranties relating to the Collateral, shall be considered to affect the commercial reasonableness of such sale. Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

(d)    Distributions. On and after an Event of Default has occurred and is continuing, all payments and distributions made to Grantor upon or with respect to the Collateral shall be paid or delivered to Secured Party upon notice by Secured Party to Grantor, and Grantor agrees to take all such action as Secured Party may deem necessary or appropriate to cause all such payments and distributions to be made to Secured Party. Further, Secured Party shall have the right, at any time after an Event of Default has occurred and is continuing,, to notify and direct any issuer to thereafter make all payments, dividends, and any other distributions payable in respect thereof directly to Secured Party. Such issuer shall be fully protected in relying on the written statement of Secured Party that it then holds a security interest which entitles it to receive such payments and distributions. Any and all Money and other property paid over to or received by Secured Party hereunder shall be applied in accordance with Section 5.9 hereof.

5.2    Grantor’s Obligations Upon Event of Default. Upon the request of Secured Party on and after the occurrence of an Event of Default, Grantor will:

(a)    Assembly of Collateral. Assemble and make available to Secured Party the Collateral and all records relating thereto at any place or places specified by Secured Party.

(b)    Secured Party Access. Permit Secured Party, by Secured Party’s representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

(c)    Notice of Disposition of Collateral. Any notice made with respect to a disposition of Collateral shall be deemed reasonable if sent to Grantor, addressed as set forth in Section 6.13, at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. Secured Party shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given. Subject to the provisions of applicable law, Secured Party may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, to the extent permitted by law, be made at the time and place to which the sale was postponed, or Secured Party may further postpone such sale by announcement made at such time and place.

5.3    Condition of Collateral; Warranties. Secured Party has no obligation to clean‑up or otherwise prepare the Collateral for sale. Secured Party may sell the Collateral without giving any warranties as to the Collateral. Secured Party may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

5.4    Collection of Receivables. After an Event of Default has occurred and is continuing, Secured Party may at any time in its sole discretion, by giving Grantor written notice, elect to require that the Receivables be paid directly to Secured Party. In such event, Grantor shall, and shall permit Secured Party to, promptly notify the Account Debtors under the Receivables of Secured Party’s interest therein and direct such Account Debtors to make payment of all amounts then or thereafter due under the Receivables directly to Secured Party. Upon receipt of any such notice from Secured Party, Grantor shall thereafter hold in trust for Secured Party, all amounts and Proceeds received by it with respect to the Receivables and immediately and at all times thereafter deliver to Secured Party all such amounts and Proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. Secured Party shall hold and apply funds so received as provided by the terms of Section 5.9. If after an Event of Default has occurred and is continuing, any Account Debtor fails or refuses to make payment on any Collateral when due, Secured Party is authorized, in its sole discretion, either in its own name or in the name of Grantor, to take such action as Secured Party shall deem appropriate for the collection of any amounts owed with respect to Collateral or upon which a delinquency exists. Grantor agrees that Secured Party may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as Secured Party as may be commercially reasonable or abandon any Receivable. Regardless of any other provision hereof, however, Secured Party is not any duty whatsoever to anyone except Grantor to account for funds that it shall actually receive hereunder.

5.5    Cash Collateral Account. On and after an Event of Default has occurred and is continuing, Secured Party shall have, and Grantor hereby grants to Secured Party, the right and authority to transfer all funds on deposit in the Deposit Accounts other than the Excluded Accounts to a “Cash Collateral Account” (herein so called) maintained with a depository institution acceptable to Secured Party and subject to the exclusive direction, domain, and Control of Secured Party, and no disbursements or withdrawals shall be permitted to be made by Grantor from such Cash Collateral Account. Such Cash Collateral Account shall be subject to the security interest in favor of Secured Party herein created, and Grantor hereby grants a security interest to Secured Party in and to, such Cash Collateral Account and all checks, drafts, and other items ever received by Grantor for deposit therein. Furthermore, if an Event of Default has occurred and is continuing, Secured Party shall have the right, at any time in its discretion without notice to Grantor, (a) to transfer to or to register in the name of Secured Party or nominee any certificates of deposit or deposit instruments constituting Deposit Accounts and shall have the right to exchange such certificates or Instruments representing Deposit Accounts for certificates or Instruments of smaller or larger denominations and (b) to take and apply against the Secured Obligations any and all funds then or thereafter on deposit in the Cash Collateral Account or otherwise constituting Deposit Accounts.

5.6    Intellectual Property. For purposes of enabling Secured Party to exercise its rights and remedies under this Security Agreement and enabling Secured Party and its successors and assigns to enjoy the full benefits of the Collateral, Grantor hereby grants to Secured Party an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to Grantor) to use, license, or sublicense any of the Intellectual Property. Grantor shall provide Secured Party with reasonable access to all media in which any of the Intellectual Property may be recorded or stored and all computer programs used for the completion or printout thereof. This license shall also inure to the benefit of all successors, assigns, and transferees of Secured Party. On and after the occurrence of an Event of Default, Secured Party may require that Grantor assign all of its right, title, and interest in and to the Intellectual Property or any part thereof to Secured Party or such other person as Secured Party may designate pursuant to Documents satisfactory to Secured Party. If no Event of Default has occurred, Grantor shall have the exclusive, non‑transferable right and license to use the Intellectual Property in the ordinary course of business and the exclusive right to grant to other persons licenses and sublicenses with respect to the Intellectual Property for full and fair consideration.

5.7    Sales of Investment Related Property and Pledged Shares. Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Investment Related Property or Pledged Shares conducted without prior registration or qualification of such Investment Related Property or Pledged Shares under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property or Pledged Shares for their own account, for investment and not with a view to the distribution or resale thereof. Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property or Pledged Shares for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If Secured Party determines to exercise its right to sell any or all of the Investment Related Property or Pledged Shares, upon written request, Grantor shall, each partnership and each limited liability company from time to time to furnish to Secured Party all such information as Secured Party may request in order to determine the number and nature of interest, shares or other Instruments included in the Investment Related Property or Pledged Shares which may be sold by Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder. In case of any sale of all or any part of the Investment Related Property or Pledged Shares on credit or for future delivery, such Collateral so sold may be retained by Secured Party until the selling price is paid by the purchaser thereof, but Secured Party shall not incur any liability in case of the failure of such purchaser to take up and pay for such assets so sold and in case of any such failure, such Collateral may again be sold upon like notice. Secured Party, instead of exercising the power of sale herein conferred upon them, may proceed by a suit or suits at law or in equity to foreclose security interests created hereunder and sell such Investment Related Property or or Pledged Shares, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

5.8    Sales on Credit. If Secured Party sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by the purchaser, received by Secured Party, and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Secured Party may resell the Collateral and Grantor shall be credited with the Proceeds of the sale.

5.9    Application of Proceeds. If an Event of Default has occurred and is continuing, the Proceeds of the Collateral shall be applied by Secured Party to payment of the Secured Obligations in such manner and order as Secured Party may elect in its sole discretion. If the Proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

5.10    Power of Attorney.    Grantor hereby irrevocably appoints Secured Party (such appointment being coupled with an interest) as Grantor’s attorney-in-fact, with full authority in the place and stead of Grantor and in the name of Grantor, the Lender or otherwise, from time to time in the Secured Party’s discretion to take any action and to execute any instrument that the Secured Party may deem reasonably necessary to accomplish the purposes of this Agreement, including, without limitation, the following:

(a)    upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b)    upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(c)    subject to any necessary regulatory approvals or consents and solely in respect of the Specified Pledged Shares, upon the occurrence and during the continuance of any Event of Default, to file any claims or take any reasonable action or institute any proceedings that the Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Secured Party with respect to any of the Collateral;

(d)    upon the occurrence and during the continuance of any Event of Default, to take or cause to be taken all reasonable actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Secured Party in its reasonable discretion, any such payments made by the Secured Party to become obligations of Grantor to the Secured Party, due and payable immediately without demand;

(e)    subject to any necessary regulatory approvals or consents and solely in respect of the Specified Pledged Shares, upon the occurrence and during the continuance of any Event of Default, but subject to the provisions of Section 5.7, generally to Transfer or make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and Grantor’s expense, at any time or from time to time, all acts and things that the Lender deems reasonably necessary to protect, preserve or realize upon the Specified Pledged Shares and the Lender’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as Grantor might do, in each case, subject, however, to compliance with any applicable Laws by Lender and by any Person to whom Lender may Transfer the Specified Pledged Shares, in whole or part.

6.	GENERAL PROVISIONS.

6.1    Joint and Several Obligations of Grantors.

(a)    Grantor is accepting joint and several liability hereunder with other persons that have executed or will execute a Security Agreement in consideration of the financial accommodation to be provided by the holders of the Secured Obligations, for the mutual benefit, directly and indirectly, of Grantor and in consideration of the undertakings of Grantor to accept joint and several liability for the Secured Obligations of each of them.

(b)    Grantor jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co‑debtor, joint and several liability with any other Grantor that joins this Security Agreement with respect to the payment and performance of all of the Secured Obligations, it being the intention of the parties hereto that all the Secured Obligations shall be the joint and several Secured Obligations of such Grantors without preferences or distinction among them.

6.2    Limitation of Obligations.

(a)    The provisions of this Security Agreement are severable, and in any action or proceeding involving any applicable law affecting the rights of creditors generally, if the Secured Obligations of Grantor under this Security Agreement would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of Grantor’s liability under this Security Agreement, then, notwithstanding any other provision of this Security Agreement to the contrary, the amount of such liability shall, without any further action by Grantor or Secured Party, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Grantor’s “Maximum Liability”). This Section 6.2 with respect to the Maximum Liability of Grantor is intended solely to preserve the rights of Secured Party hereunder to the maximum extent not subject to avoidance under applicable law, and none of Grantor or any other Person shall have any right or claim under this Section 6.2(a) with respect to the Maximum Liability, except to the extent necessary to ensure that the Secured Obligations of Grantor hereunder shall not be rendered voidable under applicable law.

(b)    Grantor agrees that the Secured Obligations may at any time and from time to time exceed the Maximum Liability of Grantor, and may exceed the aggregate Maximum Liability of all other Grantors, without impairing this Security Agreement or affecting the rights and remedies of Secured Party. Nothing in this Section 6.2(b) shall be construed to increase Grantor’s Secured Obligations hereunder beyond its Maximum Liability.

(c)    Notwithstanding any or all of the Secured Obligations becoming unenforceable against Grantor or the determination that any or all of the Secured Obligations shall have become discharged, disallowed, invalid, illegal, void or otherwise unenforceable as against Grantor (whether by operation of any present or future law or by order of any court or governmental agency), the Secured Obligations shall, for the purposes of this Security Agreement, continue to be outstanding and in full force and effect.

6.3    NO RELEASE OF GRANTOR. THE OBLIGATIONS OF GRANTOR UNDER THIS SECURITY AGREEMENT SHALL NOT BE REDUCED, LIMITED OR TERMINATED, NOR SHALL GRANTOR BE DISCHARGED FROM ANY OBLIGATION HEREUNDER, FOR ANY REASON WHATSOEVER (other than pursuant to Section 6.16), including (and whether or not the same shall have occurred or failed to occur once or more than once and whether or not Grantor shall have received notice thereof):

(a)    (i) any increase in the principal amount of, or interest rate applicable to, (ii) any extension of the time of payment, observance or performance of, (iii) any other amendment or modification of any of the other terms and provisions of, (iv) any release, composition or settlement (whether by way of acceptance of a plan of reorganization or otherwise) of, (v) any subordination (whether present or future or contractual or otherwise) of, or (vi) any discharge, disallowance, invalidity, illegality, voidness or other unenforceability of, the Secured Obligations;

(b)    (i) any failure to obtain, (ii) any release, composition or settlement of, (iii) any amendment or modification of any of the terms and provisions of, (iv) any subordination of, or (v) any discharge, disallowance, invalidity, illegality, voidness or other unenforceability of, any Loan Documents;

(c)    (i) any failure to obtain or any release of, any failure to protect or preserve, (ii) any release, compromise, settlement or extension of the time of payment of any Secured Obligations constituting, (iii) any failure to perfect or maintain the perfection or priority of any Lien upon, (iv) any subordination of any Lien upon, or (v) any discharge, disallowance, invalidity, illegality, voidness or other unenforceability of any Lien or intended Lien upon, any collateral now or hereafter securing, the Secured Obligations or any other guaranties thereof;

(d)    any termination of or change in any relationship between Grantor and Secured Party or the addition or release of Grantor;

(e)    any exercise of, or any failure or election not to exercise, delay in the exercise of, waiver of, or forbearance of or other indulgence with respect to, any right, remedy or power available to Secured Party, including (i) any election not to or failure to exercise any right of setoff, recoupment or counterclaim, (ii) any election of remedies effected by Secured Party, including the foreclosure upon any real estate constituting collateral, whether or not such election affects the right to obtain a deficiency judgment, and (iii) any election by Secured Party in any proceeding under the Bankruptcy Code of the application of Section 1111(b)(2) of the Bankruptcy Code; and

(f)    ANY OTHER ACT OR FAILURE TO ACT OR ANY OTHER EVENT OR CIRCUMSTANCE THAT (i) VARIES THE RISK OF GRANTOR UNDER THIS SECURITY AGREEMENT OR (ii) BUT FOR THE PROVISIONS HEREOF, WOULD, AS A MATTER OF STATUTE OR RULE OF LAW OR EQUITY, OPERATE TO REDUCE, LIMIT OR TERMINATE THE OBLIGATIONS OF GRANTOR HEREUNDER OR DISCHARGE GRANTOR FROM ANY OBLIGATION HEREUNDER.

6.4    Subordination of Certain Claims. Any and all rights and claims of Grantor against Borrower or against any other Person or property, arising by reason of any payment by Grantor to Secured Party pursuant to the provisions, or in respect, of this Security Agreement shall be subordinate, junior and subject in right of payment to the prior and indefeasible payment in full of all Secured Obligations to Secured Party, and until such time, Grantor defers all rights of subrogation, contribution or any similar right and until such time agree not to enforce any such right or remedy Secured Party may now or hereafter have against Borrower, any endorser or any other Grantor of all or any part of the Secured Obligations and any right to participate in, or benefit from, any security given to Secured Party to secure any of the Secured Obligations. All Liens and security interests of Grantor, whether now or hereafter arising and howsoever existing, in assets of Borrower or any assets securing the Secured Obligations shall be and hereby are subordinated to the rights and interests of Secured Party and in those assets until the prior and indefeasible final payment in full of all Secured Obligations to Secured Party. If any amount shall be paid to Grantor contrary to the provisions of this Section 6.4 at any time when any of the Secured Obligations shall not have been indefeasibly paid in full, such amount shall be held in trust for the benefit of Secured Party and shall forthwith be turned over in kind in the form received to Secured Party (duly endorsed if necessary) to be credited and applied against the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.

6.5    Recovered Payments. The Secured Obligations shall be deemed not to have been paid, observed or performed, and Grantor’s Secured Obligations under this Security Agreement in respect thereof shall continue and not be discharged, to the extent that any payment, observance or performance thereof by Grantor is recovered from or paid over by or for the account of Secured Party for any reason, including as a preference or fraudulent transfer or by virtue of any subordination (whether present or future or contractual or otherwise) of the Secured Obligations, whether such recovery or payment over is effected by any judgment, decree or order of any court or governmental agency, by any plan of reorganization or by settlement or compromise by Secured Party (whether or not consented to by Grantor) of any claim for any such recovery or payment over. Grantor hereby expressly waives the benefit of any applicable statute of limitations and agrees that it shall be liable hereunder whenever such a recovery or payment over occurs.

6.6    No Waiver. No delay or omission of Secured Party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Event of Default, or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by Secured Party and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to Secured Party until the Secured Obligations have been paid in full.

6.7    Secured Party Performance of Grantor’s Obligations. Without having any obligation to do so, Secured Party may perform or pay any Secured Obligation which Grantor has agreed to perform or pay in this Security Agreement and Grantor shall, jointly and severally, reimburse Secured Party for any amounts paid by Secured Party pursuant to this Section 6.7. Grantor’s Secured Obligation to reimburse Secured Party pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

6.8    Specific Performance of Certain Covenants. Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.2(d), 4.7, 5.4, 5.5, 5.6, 5.9, 5.10, or 6.9 will cause irreparable injury to Secured Party, that Secured Party has no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of Secured Party to seek and obtain specific performance of other Secured Obligations of Grantor contained in this Security Agreement, that the covenants of Grantor contained in the Sections referred to in this Section 6.8 shall be specifically enforceable against Grantor.

6.9    Dispositions Not Authorized. Grantor is not authorized to sell or otherwise dispose of the Collateral except as set permitted by the Credit Agreement. If prohibited by the Loan Agreement, no authorization to sell or otherwise dispose of the Collateral shall be binding upon Secured Party unless such authorization is in writing signed by Secured Party.

6.10    Waivers. Except to the extent expressly otherwise provided herein or in other Loan Documents and to the fullest extent permitted by applicable law, Grantor waives (a) any right to require Secured Party to proceed against any other Person, to exhaust its rights in Collateral, or to pursue any other right which Secured Party or any Lender may have; (b) with respect to the Secured Obligations, presentment and demand for payment, protest, notice of protest and nonpayment, notice of intent to accelerate, and notice of acceleration; and (c) all rights of marshaling in respect of any and all of the Collateral.

6.11    Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of Grantor, Secured Party and their respective successors and assigns, except that Grantor shall not have the right to assign its rights or delegate its Secured Obligations under this Security Agreement or any interest herein, without the prior written consent of Secured Party.

6.12    Survival. All representations and warranties of Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement. Without prejudice to the survival of any other Secured Obligation of Grantor hereunder, the Secured Obligations of Grantor under Sections 6.14 and the indemnity under Section 10.7 of the Credit Agreement shall survive termination of this Security Agreement.

6.13    Sending Notices. Whenever any notice is required or permitted to be given under the terms of this Security Agreement, the same shall, except as otherwise expressly provided for in this Security Agreement, be given in writing, and sent by: (a) certified mail, return receipt requested, postage pre‑paid; (b) a national overnight delivery service; (c) hand delivery with written receipt acknowledged; or (d) facsimile, followed by a copy sent in accordance with clause (b) or (c) of this Section 6.13 sent the same day as the facsimile, in each case to the address or facsimile number (together with a contemporaneous copy to each copied addressee), as applicable, set forth on the signature page to this Security Agreement or in the Credit Agreement. Lender and Grantor shall not conduct communications contemplated by this Security Agreement by electronic mail or other electronic means, except by facsimile transmission as expressly provided in this Section 6.13, and the use of the phrase “in writing” or the word “written” shall not be construed to include electronic communications except by facsimile transmissions as expressly provided in this Section 6.13. Any notice required or given hereunder shall be deemed received the same Business Day if sent by hand delivery or facsimile, the next Business Day if sent by overnight courier, or three (3) Business Days after posting if sent by certified mail, return receipt requested; provided that any notice received after 5:00 p.m. central time on any Business Day or received on any day that is not a Business Day shall be deemed to have been received on the following Business Day.

6.14    Taxes and Expenses. Any taxes (including income taxes) payable or ruled payable by federal or state authority in respect of this Security Agreement shall be paid by Grantor, together with interest and penalties, if any. Grantor shall reimburse Secured Party for any and all out‑of‑pocket expenses and internal charges (including reasonable attorneys’, auditors’ and accountants’ fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of Secured Party) paid or incurred by Secured Party in connection with the preparation, execution, delivery, and administration, of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). In addition, Grantor shall be obligated to pay all of the costs and expenses incurred by Secured Party, including attorneys’ fees and court costs, in obtaining or liquidating the Collateral, in enforcing payment of the Secured Obligations, or in the prosecution or defense of any action or proceeding by or against Secured Party or Grantor concerning any matter arising out of or connected with this Security Agreement, any Collateral or the Secured Obligations, including any of the foregoing arising in, arising under or related to a case under any bankruptcy, insolvency or similar law. Any and all costs and expenses incurred by Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by Grantor.

6.15    Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

6.16    Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (a) the Credit Agreement has terminated pursuant to its express terms and (b) all of the Secured Obligations have been indefeasibly paid and performed in full and no commitments of Secured Party which would give rise to any Secured Obligations are outstanding; provided that the termination of this Security Agreement under this Section 6.16 is subject to Section 6.5.

6.17    FINAL AGREEMENT. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, Grantor and Secured Party have executed this Security Agreement as of the date first above written.

GRANTOR: FIRST NORTHWEST BANCORP

By:	/s/ Matthew P. Deines
Name: Matthew P. Deines Title: President and Chief Executive Officer

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Security Agreement

SECURED PARTY: NEXBANK

By:	/s/ Rhett Miller
Name: Rhett Miller Title: EVP & Chief Credit Officer

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Security Agreement